Discussion Materials Relating to Project Double Barrel March 3, 2009

Table of Contents I. Equity Market Update Appendix A. Gathering & Processing MLP Update Wachovia Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its subsidiaries, including Wachovia Capital Markets, LLC, member FINRA, NYSE, and SIPC and Wachovia Bank, NA. This report is for your information only and is not an offer to sell, or a solicitation of an offer to buy, the securities or instruments named or described in this report. Interested parties are advised to contact the entity with which they deal, or the entity that provided this report to them, if they desire further information. The information in this report has been obtained or derived from sources believed by Wachovia Capital Markets, LLC, to be reliable, but Wachovia Capital Markets, LLC, does not represent that this information is accurate or complete. Any opinions or estimates contained in this report represent the judgment of Wachovia Capital Markets, LLC, at this time, and are subject to change without notice. Wachovia Capital Markets, LLC, and its affiliates may from time to time provide advice with respect to, acquire, hold or sell a position in, the securities or instruments named or described in this report. Each of Wachovia Capital Markets, LLC, and Wachovia Securities International Limited is a separate legal entity and distinct from affiliated banks. Copyright (c) 2009 Wachovia Capital Markets, LLC.

Equity Market Update

The Big Picture 186 27 409 244 15 4 25 21 31 1 4

2009 Year-to-Date Week of February 23rd MLP Performance and Commodity Prices Energy Commodity Prices Source: FactSet. Market data as of 2/27/09. MLP Sector performance is market cap weighted. Wachovia MLP Index vs. S&P 500 - LTM (45.4%) (31.6%) 9/15 LEH files Ch. 11 bankruptcy 9/15 BAC/MER merger announcement 10/3 WB/Wells merger announcement 3/16 JPM acquires BSC 3/17 FED opens discount window to broker dealers (60.3%) (83.1%) 2/17 President Obama signed a $787B economic stimulus bill into law (87.6%)

Key Themes Among the MLP Investor Base Top 20 MLP Investors Representative MLP Buyers in Q4-08 Technical selling pressure has abated: Forced selling due to redemptions and de-leveraging Forced selling among CEFs to maintain coverage ratios Unwinding of total return swaps Retail investors have accounted for >95% of recent offerings. Institutional allocations have been minuscule, with few orders from traditional MLP investors. Depressed valuations have attracted a mix of new value investors and multi-strategy hedge funds, though their long- term commitment to the sector remains unclear. Fundamental concerns have caught up with technical issues: Curtailment of drilling activity Cash flow impact on commodity sensitive MLPs Concerns over access to, and increased cost of capital M&A slowdown as buyers and sellers recalibrate expectations Highlights

MLP Follow-on Market Update

Market Commentary

- Success of recent MLP follow-on offerings is paving the way for next wave of issuers.
- Four follow-ons have priced this year – most recently KMP's $258MM raise on 2/26 and FGP's $74MM offering on 2/3.
- Overnight execution has been available to MLPs seeking to avoid the steep file/offer declines of Q4 2008.
- Retail distribution has been more critical than ever in recent quarters, accounting for >95% of allocations.

Quarterly MLP Follow-On Activity



Proceeds ($mm)
$7,500
$6,000
$4,500
$3,000
$1,500
$0
$7,258
$2,906
$2,668
$1,437
$1,600
$1,010
$160
$802
Marketed
Bought
PIPE

Quarterly Retail / Institutional % of MLP Follow-On



76%
24%
68%
32%
80%
20%
83%
17%
84%
16%
94%
6%
96%
4%
98%
2%
Q2 07
Q3 07
Q4 07
Q1 08
Q2 08
Q3 08
Q4 08
Q1 09
Retail
Institutional

# of Deals	3	2	7	7	6	3	1	3

Recent Follow-on Activity

($ in Millions except per unit data)

Pricing Date	Issuer	Execution Type	Total Proceeds	File / Offer[1]	Performance: Offer / 1 Day	Performance: Offer / Current	BRs / CMs
02/26/09	Kinder Morgan Energy Partners LP	Overnight Marketed	$258.2	(2.3%)	(2.5%)	(1.0%)	4 / 0
02/03/09	Ferrellgas Partners LP	Overnight Marketed	74.0	(4.6%)	(1.0%)	(7.2%)	3 / 1
01/22/09	Energy Transfer Partners LP	Overnight Marketed	234.8	(3.6%)	(2.5%)	6.0%	5 / 4
01/07/09	Enterprise Products Partners LP	Overnight Marketed	235.1	(2.2%)	(2.3%)	(2.6%)	5 / 4
12/17/08	Kinder Morgan Energy Partners LP	Overnight Marketed	182.3	(3.6%)	(6.1%)	(1.4%)	5 / 0
09/11/08	Regency Energy Partners LP	1 Day Marketed	128.1	(11.1%)	(3.1%)	(51.1%)	3 / 7
09/04/08	TEPPCO Partners LP	Overnight Marketed	266.8	(3.4%)	0.5%	(21.5%)	3 / 13
08/15/08	K-Sea Transportation Partners LP	Bought	51.8	(3.0%)	(3.2%)	(36.3%)	1 / 1
07/15/08	Energy Transfer Partners LP	1 Day Marketed	361.8	(3.9%)	0.0%	(9.2%)	4 / 9
06/18/08	Atlas Pipeline Partners, LP	1 Day Marketed	316.7	(2.8%)	3.7%	(64.8%)	4 / 8
06/12/08	Teekay Offshore Partners, LP	1 Day Marketed	147.5	(5.1%)	(3.7%)	(40.3%)	3 / 3
06/10/08	Boardwalk Pipeline Partners, LP	1 Day Marketed	353.0	(6.0%)	(1.2%)	(16.6%)	4 / 4
05/15/08	Atlas Energy Resources LLC	Bought	85.9	(3.2%)	6.6%	(67.9%)	2 / 0
05/13/08	Penn Virginia Resource Partners LP	1 Day Marketed	144.2	(4.4%)	(3.6%)	(58.4%)	2 / 3
05/07/08	Plains All American Pipeline LP	Overnight Marketed	219.5	(2.3%)	1.5%	(16.8%)	3 / 8
04/17/08	Teekay LNG Partners LP	1 Day Marketed	154.5	(4.1%)	(3.9%)	(36.0%)	2 / 4
04/08/08	MarkWest Energy LP	1 Day Marketed	179.1	(4.5%)	8.5%	(65.5%)	2 / 4
03/27/08	NuStar Energy LP	1 Day Marketed	246.2	(4.7%)	(1.6%)	(5.4%)	2 / 7
03/19/08	Buckeye Partners LP	1 Day Marketed	116.1	(4.0%)	(3.6%)	(11.5%)	2 / 5
03/12/08	DCP Midstream Partners, LP	Overnight Marketed	137.3	(3.7%)	(4.4%)	(66.8%)	2 / 5
03/11/08	ONEOK Partners, LP	Overnight Marketed	152.7	(2.6%)	0.0%	(27.1%)	3 / 2
		Total Proceeds	$3,858.2				
		Average:	$183.5	(4.0%)	(0.7%)	(25.5%)	3 / 4
		Median:	$179.1	(3.7%)	(3.0%)	(21.5%)	3 / 5

Source: Dealogic, company filings, Red Bid; Total proceeds includes overallotment if exercised.
[1] File / Offer represents the re-offer discount in Bought or Overnight Marketed transactions.
Market data as of 02/27/09.

Note: Only includes Marketed / Overnight Marketed Follow-Ons managed by Wachovia Securities.
Source: Dealogic, FactSet, Private Raise, Wachovia Securities

Wachovia Securities

Project Double Barrel 7

HLND Investor Observations HLND Price / Volume Since 9/30/08 Style Breakdown 12/31/08 Top Institutional Buyers and Sellers of HLND (No. of Units) 9/30/08 - 12/31/08 Kayne Anderson Capital Advisors, LP Whitebox Advisors, LLC Renaissance Technologies Corp. Deutsche Asset Management Americas Wells Fargo Bank, N.A. UBS Securities LLC Merrill Lynch & Company, Inc. A.G. Edwards & Sons, Inc. Barclays Global Investors, N.A. The Private Bank at Broadway Energy Income Partners, LLC Goldman Sachs & Company, Inc. RBC Capital Markets (US) Pinnacle Holdings, LLC Morgan Stanley Investment Management Inc. (US) Fiduciary Asset Management, LLC RS Investments Tortoise Capital Advisors, LLC CNA Insurance Companies Swank Capital, LLC

HLND Momentum Analysis Latest Twelve Months Momentum Analysis

Style Breakdown 9/30/08 Comparable Universe Investor Observations Source: Thomson Financial. Holdings as of 12/31/08. Comparable companies include: APL, CPNO, DPM, EROC, EXLP, KGS, MWE, NGLS, RGNC, WES, WPZ, XTEX. Style Breakdown 12/31/08 Top Institutional Buyers and Sellers of HLND's Comparable Universe

HPGP Investor Observations

Top Institutional Buyers and Sellers of HPGP (No. of Units) 9/30/08 – 12/31/08



Morgan Stanley Investment Management Inc. (US) 92,027
Kayne Anderson Capital Advisors, LP 79,700
Harvest Fund Advisors LLC 35,832
Telemus Investment Management, LLC 29,254
Zimin-Cutler Investments, Inc. 24,000
Renaissance Technologies Corp. 18,100
Two Sigma Investments, LLC 17,700
Wexford Capital LLC 10,700
Deutsche Asset Management Americas 3,900
Pinnacle Holdings, LLC 1,800
(500) RiverSource Investments, LLC
(17,167) Nicholas Company, Inc.
(19,362) GPS Partners, LLC
(21,000) Williams, Jones & Associates, LLC
(22,400) Chickasaw Capital Management, LLC
(28,897) RS Investments
(50,000) Fiduciary Asset Management, LLC
(98,574) CNA Insurance Companies
(111,600) Westwood Management Corp. (Texas)
(673,892) Swank Capital, LLC
(800,000)
(600,000)
(400,000)
(200,000)
0
200,000
400,000
600,000
800,000

HPGP Price / Volume Since 9/30/08



$25
$20
$15
$10
$5
$0
Price
400
350
300
250
200
150
100
50
0
Volume (in thousands)
9/30/08
11/6/08
12/12/08
1/20/09
2/27/09

Style Breakdown 12/31/08



Broker 2%
Growth 5%
GARP 8%
Value 13%
Index 5%
Hedge Fund 67%

WACHOVIA SECURITIES
Project Double Barrel ■ 11

HPGP Momentum Analysis Latest Twelve Months Momentum Analysis

MLP Sector Momentum - Q4 2008 Green shading represents top holders and top buyers; Orange shading represents top holders and top sellers.

Appendix

Gathering & Processing MLP Update

Gathering & Processing MLP Comparative Analysis

Atlas Pipeline Partners, L.P. January 28, 2009: Atlas Pipeline Partners, L.P. reduces quarterly distribution to $0.38 per unit, approximately 60% lower than the 3rd quarter distribution of $0.96 per unit. January 15, 2009: Atlas Pipeline Partners, L.P. announced that it has appointed Eugene N. Dubay as its President and Chief Executive Officer, replacing Michael Staines and Edward Cohen, respectively. December 30, 2008: Atlas Pipeline Partners, L.P. repurchased approximately $60 million in face amount of its Senior Notes for approximately $40 million. Recent News Indexed Price Graph Unit Holder Analysis Capitalization Trading Metrics Source: Factset -5% +13% +45%

Copano Energy, L.L.C. January 14, 2009: Copano Energy, L.L.C. increased its cash distribution for the quarter ended December 31, 2008 of $0.575 per unit, approximately 1% higher than the 3rd quarter distribution of $0.57 per unit. October 1, 2008: Copano Energy, L.L.C. announced that it signed a definitive purchase agreement with Williams' Transco subsidiary to acquire the McMullen Lateral pipeline, a 151-mile, 24-inch pipeline extending from McMullen County, Texas, to Wharton County, Texas. Closing of the transaction is subject to receipt of necessary and requested Federal Energy Regulatory Commission (FERC) authorizations Copano anticipates that the combined acquisition and integration costs will approximate $110 million, in which it plans to finance with existing liquidity sources and anticipates making these capital expenditures primarily in 2009 and 2010 Recent News Indexed Price Graph Source: Factset Unit Holder Analysis Capitalization Trading Metrics +22% +10% +45%

Crosstex Energy, L.P. Recent News Indexed Price Graph Unit Holder Analysis Source: Factset Capitalization Trading Metrics February 5, 2009: Crosstex Energy, L.P. announced that the Board of Directors of Crosstex Energy GP, LLC, the general partner of Crosstex Energy GP, L.P., the general partner of the Partnership, elected Rhys J. Best as Chairman and appointed Kyle D. Vann to the Board's audit committee. January 29, 2009: The Crosstex Energy companies reduced quarterly distributions for Crosstex Energy, L.P. and Crosstex Energy, Inc. The quarterly distribution on the Partnership's common units will be $0.25 per unit, 50% lower than the 3rd quarter distribution of $0.50 per unit The quarterly dividend on the Corporation's common stock will be $0.09 per share, approximately 71% lower than the 3rd quarter dividend of $0.32 per share -21% +13% +45%

DCP Midstream Partners LP February 25, 2009: DCP Midstream, LLC and its master limited partnership DCP Midstream Partners, LP announced they have partially restarted operations at their jointly owned natural gas processing complex in East Texas. January 27, 2009: DCP Midstream Partners, LP announced that the board of directors of its general partner declared a quarterly cash distribution for the quarter ended Dec. 31, 2008 of $0.60 per unit, no change from the 3rd quarter distribution per unit. January 5, 2009: DCP Midstream Partners, LP announced completion of the second phase of its pipeline integrity and system enhancement project on its Douglas natural gas gathering system in Wyoming. Recent News Indexed Price Graph Unit Holder Analysis Capitalization Trading Metrics Source: Factset +15% +11% +45%

Eagle Rock Energy Partners, L.P. February 4, 2009: Eagle Rock Energy Partners, L.P. announced the declaration of the quarterly distribution for the partnership for the quarter ended December 31, 2008 of $0.41 per unit, no change from the 3rd quarter distribution per unit. January 5, 2009: Eagle Rock Energy Partners, L.P. announced the appointment of Mr. Jeffrey P. Wood to the position of senior vice president and chief financial officer, effective January 5, 2009. Mr. Wood will replace Mr. Alfredo Garcia, who has been serving as interim chief financial officer since August 16, 2008. Recent News Indexed Price Graph Unit Holder Analysis Capitalization Trading Metrics Source: Factset -1% +13% +45%

Exterran Partners, L.P. January 29, 2009: Exterran Partners, L.P. announced the declaration of the quarterly distribution for the partnership for the quarter ended December 31, 2008 of $0.4625 per unit, no change from the 3rd quarter distribution per unit. Recent News Indexed Price Graph Unit Holder Analysis Capitalization Trading Metrics Source: Factset +9% +12% +45%

Markwest Energy Partners, L.P.

Recent News

- **January 27, 2009: MarkWest Energy Partners, L.P. and NGP Midstream & Resources, L.P. (M&R) announced an agreement to form a joint venture dedicated to the construction and operation of natural gas midstream services to support producer customers in the Marcellus Shale.**
  - Under the terms of the joint venture, which will be owned 60% by MarkWest and 40% by M&R, MarkWest will operate the facilities and will contribute approximately $100 million of existing Marcellus Shale assets to the joint venture
  - M&R will invest $200 million of capital, which approximates the capital required to fund the Marcellus project in 2009
- **January 27, 2009**: MarkWest Energy Partners, L.P. announced the declaration of the quarterly distribution for the partnership for the quarter ended December 31, 2008 of $0.64 per unit, **no change from the 3rd quarter distribution per unit.**

Indexed Price Graph



220
190
160
130
100
70
1/1/09
1/15/09
1/29/09
2/12/09
2/27/09
+45%
+35%
+9%
MWE
HLND
Gathering & Processing MLP Index

Capitalization

($ in millions)	As of 9/30/2008
Cash and Cash Equivalents	$104.9
6.875% Senior Notes	$225.0
8.500% Senior Notes	275.0
8.750% Senior Notes	500.0
Total Debt	$1,000.0
Partners' Equity	$1,057.8
Total Equity	$1,057.8
Total Capitalization	$2,057.8
2009E EBITDA[1]	$281.0
Net Debt / Capitalization	43.5%
Net Debt / EBITDA	3.2x

Source: Markwest public filings

[1] First Call Consensus Estimate

Trading Metrics

($ in millions, except per unit amounts)	
Ticker	MWE
Unit Price (as of 2/27/09)	$10.76
52-Week High	38.50
% of 52-Week High	*27.9%*
Market Cap	$609.4
Total Enterprise Value	$1,507.7
2009E Adj. EBITDA[1]	$281.0
2010E Adj. EBITDA[1]	$343.0
Current Yield	23.8%
TEV / 2009E EBITDA	5.4x
TEV / 2010E EBITDA	4.4x

Source: First Call estimates and public filings

[1] Consensus EBITDA less distributions to sponsor

Unit Holder Analysis

Institution	Position at 12/31/08	Volume Change	Position at 9/30/08
Kayne Anderson Capital Advisors LP	5,115,113	147,828	4,967,285
Tortoise Capital Advisors LLC	4,286,119	292,803	3,993,316
Swank Advisors LP	1,452,150	(2,670,937)	4,123,087
Neuberger Berman LLC	1,303,915	(965,091)	2,269,006
RS Investment Management Co. LLC	1,034,300	1,034,300	0
Renaissance Technologies LLC	945,245	454,000	491,245
Morgan Stanley Investment Management, Inc.	720,525	(586,907)	1,307,432
River Road Asset Management LLC	549,033	(58,080)	607,113
Morgan Stanley & Co., Inc.	464,263	304,943	159,320
RBC Capital Markets (United States)	463,243	(397,598)	860,841
Total Units	16,333,906	(2,444,739)	18,778,646

WACHOVIA SECURITIES

Project Double Barrel 23

Quicksilver Gas Services LP January 19, 2009: Quicksilver Gas Services LP announced the declaration of the quarterly distribution for the partnership for the quarter ended December 31, 2008 of $0.37 per unit, approximately 6% higher than the 3rd quarter distribution of $0.35 per unit. December 8, 2008: Quicksilver Gas Services LP announced the acquisition of Lake Arlington Dry System, a midstream gathering and compression assets from Quicksilver Resources Inc. for $42 million. Funded the purchase through draws on the Company's senior secured credit facility Recent News Indexed Price Graph Unit Holder Analysis Capitalization Trading Metrics Source: Factset +29% +11% +45%

Regency Energy Partners LP February 27, 2009: Regency Energy Partners LP, Alinda Capital Partners LLC and an affiliate of GE Energy Financial Services announced they are forming a joint venture to finance and construct Regency's Haynesville Expansion Project, a North LA pipeline that will transport gas from the Haynesville Shale. January 28, 2009: Regency Energy Partners LP announced the declaration of the quarterly distribution for the partnership for the quarter ended December 31, 2008 of $0.445 per unit, no change from the 3rd quarter distribution per unit. September 11, 2008: Regency Energy Partners LP announced that HM TXRG LP, an affiliate of Hicks, Muse, Tate & Furst Equity Fund V, L.P. priced a previously announced secondary offering of 7,100,000 common units representing previously outstanding limited partner interests in Regency. Recent News Indexed Price Graph Unit Holder Analysis Capitalization Trading Metrics Source: Factset +28% +10% +45%

+9% +12% Targa Resources Partners LP January 23, 2009: Targa Resources Partners LP announced the declaration of the quarterly distribution for the partnership for the quarter ended December 31, 2008 of $0.5175 per unit, no change from the 3rd quarter distribution per unit. December 17, 2008: Targa Resources Partners LP announced that during the fourth quarter of 2008 it has repurchased a face amount of $40.9 million of its 81/4% Senior Notes due 2016 in open market transactions at an aggregate purchase price of $28.6 million including $1.8 million of accrued interest. Recent News Indexed Price Graph Unit Holder Analysis Capitalization Trading Metrics Source: Factset +45%

Western Gas Partners, LP January 28, 2009: Western Gas Partners, LP announced the declaration of the quarterly distribution for the partnership for the quarter ended December 31, 2008 of $0.30 per unit, no change from the 3rd quarter distribution per unit. December 22, 2008: Western Gas Partners, LP announced completion of acquisition of certain midstream assets located in the Powder River Basin from Anadarko Petroleum Corporation for $210 million. Total consideration consists of $175 million cash and approximately 2.56 million common units with the cash portion funded through the issuance of a note to Anadarko These assets consist of a 100% interest in the Hilight processing plant and gathering system, a 50% interest in the Newcastle processing plant and gathering system and a 14.81% interest in the Fort Union gas gathering and treatment system Recent News Indexed Price Graph Unit Holder Analysis Capitalization Trading Metrics Source: Factset +14% +11% +45%

Williams Partners L.P. January 26, 2009: Williams Partners L.P. announced the declaration of the quarterly distribution for the partnership for the quarter ended December 31, 2008 of $0.635 per unit, no change from the 3rd quarter distribution per unit. January 21, 2009: Williams Partners L.P. announced the 30-inch mainline of the Discovery offshore gathering system has been repaired and is back in service following damage sustained from Hurricane Ike. The 30-inch mainline is now delivering 150 million cubic feet per day of production which was its approximate volume prior to the hurricane Recent News Indexed Price Graph Unit Holder Analysis Capitalization Trading Metrics Source: Factset -8% +15% +45%